Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230716, 333-228775, 333-228774, 333-224101, 333-216886, 333-209315 and 333-195694 on Form S-3 and Registration Statement Nos. 333-256290, 333-253228,333-238997 ,333-224103, 333-230314, 333-216986, 333-210037, 333-202630, 333-194749, 333-187057, and 333-181382 on Form S-8 of our reports dated February 11, 2022, relating to the financial statements of Enphase Energy, Inc. and the effectiveness of Enphase Energy, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California

February 11, 2022
We have served as the Company’s auditor since 2010.